Exhibit 10.1

EXECUTION VERSION

AGREEMENT FOR PURCHASE AND SALE OF PROPERTY

THIS AGREEMENT is made and entered into as of the Effective Date (as hereinafter defined), by and between QUAINT OAK BANCORP, INC., a Pennsylvania business corporation (“Seller”), QUAINT OAK BANK, a Pennsylvania chartered financial institution (“Leaseback Tenant”), and MOUNTAINSEED REAL ESTATE SERVICES, LLC, a Georgia limited liability company (“Buyer”).

STATEMENT OF BACKGROUND

A.         Seller is the owner of the Property (as hereinafter defined).

B.         Buyer wishes to purchase, and Seller wishes to sell, the Property, and Buyer wishes to lease the Property to Leaseback Tenant, upon the terms and conditions hereinafter set forth.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of Ten Dollars ($10.00), in hand paid by Buyer to Seller, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller, Seller and Buyer hereby agree as follows:

1.    Definitions and Exhibits.

1.1.    Definitions. For purposes of this Agreement, each of the following terms, when used herein with an initial capital letter, shall have the meaning ascribed to it as follows:

“Agreement” shall mean this Agreement for Purchase and Sale of Property.

“Business Day” shall mean a day other than a Saturday, Sunday or legal or bank holiday in either the State where any of the Land is located or of the Federal Government.

“Closing” shall mean the closing and consummation of the purchase and sale of the Property pursuant to this Agreement.

“Closing Date” shall mean the date on which the Closing occurs as provided in Section 9.1.

“Deed” shall have that meaning set forth in Section 9.2.1.a.

“Deposit” shall have that meaning set forth in Section 3.1.

“Effective Date” shall mean October 23, 2024.

EXECUTION VERSION

“Environmental Matter” shall mean any matter or circumstance related in any manner whatsoever to (i) the disposal or release of solid, liquid or gaseous waste into the environment, (ii) the treatment, storage disposal or other handling of any Hazardous Substance, (iii) the placement of structures or materials into waters of the United States, (iv) above-ground or underground storage tanks used for the storage of petroleum, petroleum products, or Hazardous Substances, (v) the presence of any Hazardous Substance, including, but not limited to, asbestos, in any building, structure or workplace, which matter or circumstance exists at the Property on or before the Closing Date.

“Environmental Reports” shall mean all existing environmental site assessments, remediation reports, tank removal reports and other reports (including, but not limited to, any soils and groundwater assessments and reports) for the Property.

“Escrow Agent” shall mean Fidelity National Title Group, 3301 Windy Ridge Parkway, Suite 300, Atlanta, Georgia 30339 Attn: Chris Valentine, Telephone: (404) 419-3203, E-Mail: chris.valentine@fntg.com, pursuant to the terms and conditions of the Escrow Agreement and Section 3.

“Fixtures” shall mean, collectively, all machinery, equipment and systems necessary for the operation of the Improvements that are “fixtures” pursuant to applicable law, including, but not limited to electrical, plumbing, heating, ventilation and air-conditioning equipment, and fire sprinklers and fire suppression equipment (but specifically excluding any such items that are not “fixtures” pursuant to applicable law, and any trade fixtures, including, but not limited to, the “Tenant Property” listed on EXHIBIT G attached hereto and made a part hereof).

“General Assignment” shall mean the Assignment of Warranties and Other Intangible Property in the form attached hereto as EXHIBIT E.

“Governmental Requirements” shall mean any and all laws, rules and regulations of federal, state and local governmental authorities having jurisdiction over the Property.

“Hazardous Substances” shall mean any and all hazardous, extremely hazardous, or toxic substances or wastes or constituents as those terms are defined by any applicable Hazardous Substance Law and petroleum, petroleum products, asbestos or any asbestos-containing materials, the group of organic compounds known as polychlorinated biphenyls (PCBs), flammables, explosives, radioactive materials, and chemicals known to cause cancer or reproductive toxicity.

“Hazardous Substance Law” shall mean any and all federal, state or local laws, rules, regulations, ordinances, agency or judicial orders and decrees, and agency agreements now and hereafter enacted or promulgated or otherwise in effect, relating to the protection of the environment, including, without limitation, the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. §§6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. §§9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Hazardous Materials Transportation Act, 49 U.S.C. §6901, et seq., the Federal Water Pollution Control Act, 33 U.S.C. §§1251 et seq., the Clean Air Act, 42 U.S.C. §§7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §§2601 et seq., and the Safe Drinking Water Act, 42 U.S.C. §§300f et seq., and all amendments, regulations, orders and decrees promulgated thereunder or pursuant thereto.

EXECUTION VERSION

“Improvements” shall collectively mean any buildings, structures and improvements located on the Land.

“Independent Consideration” shall have the meaning set forth in Section 3.3.

“Inspection Date” shall mean the Inspection Date set forth in Section 7.3.

“Intangible Personal Property” shall collectively mean, to the extent assignable, all intangible personal property, if any, owned by Seller and related exclusively to the Real Property, including, without limitation: (i) any trade names associated with the Real Property; (ii) any plans and specifications and other architectural and engineering drawings for the Improvements; (iii) any Warranties; (iv) any Service Contracts and other contract rights related to the Property (but only to the extent Seller’s obligations thereunder are expressly assumed by Buyer pursuant to the General Assignment); and (v) any governmental permits, approvals and licenses (including any pending applications).

“Land” shall mean that certain real property described in EXHIBIT A attached hereto and made a part hereof.

“Leaseback Lease” shall have the meaning given such term in Section 5.6.

“Mandatory Cure Items” shall mean any mortgage, deed of trust, lien, judgment, or other monetary encumbrance of any nature encumbering the title to the Real Property and held by a person claiming through or under Seller.

“Material Casualty” shall mean a casualty which (i) results in a cost of repair in excess of two percent (2%) of the Purchase Price in the estimate of a general contractor or architect reasonably selected by Seller and approved by Buyer; (ii) will take more than 6 months to repair (as reasonably estimated by a general contractor reasonably selected by Seller and approved by Buyer); (iii) results in Seller’s insurance company failing to notify Buyer in writing that it acknowledges or will acknowledge prior to Closing Buyer as Seller’s assignee of the insurance proceeds; or (iv) is an uninsured or underinsured casualty.

“Material Condemnation” shall mean a condemnation or threatened condemnation pursuant to which (i) any portion of the Property with a value equal to or greater than two percent (2%) of the Purchase Price is taken or threatened to be taken; (ii) results or would result in the loss parking spaces serving the Real Property which would cause the Real Property to not have parking spaces sufficient to comply with applicable zoning (without taking into account any grandfathering in of the Real Property as a result of such condemnation); (iii) causes or would cause a material reduction in size of the Real Property or materially interferes with the use and operation of the Real Property; (iv) results or would result in the Property being in violation of any applicable Governmental Requirements; or (v) results or would result in access to the Property being materially impaired, as reasonably determined by Buyer.

EXECUTION VERSION

“OFAC” shall mean the Office of Foreign Assets Control, Department of the Treasury.

“Permitted Title Exceptions” shall mean those matters affecting title to the Land identified on EXHIBIT B attached hereto and by this reference made a part hereof.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, Federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Property” shall mean, collectively:

(i)         the Real Property; and

(ii)        all of Seller’s right, title and interest in and to the Intangible Personal Property with respect to Real Property.

“Proration Date” shall mean the effective date of the prorations provided in Section 4.2 hereof, which is 11:59 p.m. on the eve of the Closing Date.

“Purchase Price” shall mean the purchase price for the Property described in Section 4 1.

“Real Property” shall collectively mean, the Land, together with:

(i)         the Improvements;

(ii)        the Fixtures;

(iii)       all rights, benefits, privileges, easements, tenements, hereditaments, rights-of-way, and other appurtenances thereon or in any way appertaining thereto, including all mineral rights, development rights, air, and water rights; and

(iv)       all strips and gores and any land lying in the bed of any street, road, or alley, open or proposed, adjoining the Land.

“Seller’s knowledge” or “to the knowledge of Seller” or words or phrases of similar import shall mean the current actual knowledge of William R. Gonzalez, President and COO of Leaseback Tenant (the “Designated Individuals”). The Designated Individuals are the persons to whom information pertaining to the Seller’s representations and warranties set forth in this Agreement would reasonably be expected to be reported and who would generally be expected to have knowledge of the matters that are the subject of Seller’s representations and warranties herein.

EXECUTION VERSION

“Service Contracts” shall collectively mean contracts pertaining to the operation of the Property, including all management, leasing, service and maintenance agreements and equipment leases.

“Survey” shall have that meaning set forth in Section 6.

“Taxes” shall have that meaning set forth in Section 4.2.

“Tenant Vacancy Condition” means that, subject only to (i) the Leaseback Tenant’s continued occupancy under the Leaseback Lease, and (ii) the existing lease between Seller and HomeStarr Realty dated March 28, 2024, as the same may be amended, supplemented, or renewed from time to time (the “HomeStarr Lease”), all existing leases and occupancy agreements affecting the Property have terminated by their terms, and all tenants, subtenants or occupants of the Property, whether permitted pursuant to this Agreement or resulting from a breach hereof, have (i) fully vacated the Property and removed all personal property and effects therefrom, and (ii) otherwise surrendered their respective premises in accordance with the terms and conditions set forth in any applicable leases or occupancy agreements.

“Title Agent” shall mean Quaint Oak Abstract, LLC.

“Title Insurer” shall mean Fidelity National Insurance Company, and on behalf of whom Title Agent shall act as agent.

“Title Policy” shall have the meaning set forth in Section 7.4(b).

“Warranties” shall have that meaning set forth in Section 8.1.r.

1.2.    Exhibits; Schedules. All exhibits, schedules and other attachments hereto form an integral part of this Agreement, all of which are incorporated into this Agreement as fully as if the contents thereof were set out in full herein at each point of reference thereto.

EXHIBIT A         Schedule of the Property; Property Legal Description

EXHIBIT B         Permitted Title Exceptions

EXHIBIT C         List of Due Diligence Materials

EXHIBIT D         Terms of Escrow

EXHIBIT E         Assignment of Warranties and Other Intangible Property

EXHIBIT F         Affidavit of Non-Foreign Status

EXECUTION VERSION

EXHIBIT G         Tenant Property

EXHIBIT H         Lease Terms

2.    Purchase and Sale. Subject to the provisions hereof, Seller agrees to sell, assign and convey to Buyer, and Buyer agrees to purchase from the Seller the Property.

3.    Deposit.

3.1.    Deposit. Within five (5) Business Days after the Effective Date, Buyer shall deposit with Escrow Agent the sum of $50,000.00 (the “Deposit”) as earnest money hereunder. The Deposit, together with any interest or other income earned thereon (which shall be deemed part of the Deposit), shall be held and disbursed pursuant to this Agreement, including the terms of escrow on EXHIBIT D.

3.2.    Disbursement. Whenever the Deposit is by the terms hereof to be disbursed by Escrow Agent, Seller and Buyer agree promptly to execute and deliver such notices as necessary or, in the commercially reasonable opinion of Escrow Agent, appropriate to authorize Escrow Agent to make such disbursement.

3.3.    Independent Consideration. One Hundred Dollars ($100.00) of the Deposit (“Independent Consideration”) shall be released by Escrow Agent to Seller within three (3) Business Days after receipt of the Deposit by Escrow Agent, which amount Seller and Buyer have bargained for and agreed to as independent and sufficient consideration for Seller’s execution and delivery of this Agreement. The Independent Consideration is non-refundable to Buyer under any and all circumstances, but applicable to the Purchase Price, and Seller shall retain the Independent Consideration upon any termination of this Agreement notwithstanding any other provision of this Agreement to the contrary.

4.    Purchase Price and Prorations.

4.1.    Purchase Price.

a.    Purchase Price. The purchase price for the Property shall be $2,940,000.00 (the “Purchase Price”).

b.    Payment Mechanics. The Purchase Price, as adjusted by the prorations provided in Section 4.2 and as reduced by the Deposit (which, unless otherwise disbursed hereunder, shall be disbursed by Escrow Agent at the Closing to Seller as a portion of the Purchase Price) shall be paid by Buyer to Seller at the Closing in United States Dollars, by Federal Reserve System wire transfer or other immediately available funds acceptable to Seller.

4.2.    Prorations. Items of expense relating to the Property that are typically prorated in real estate purchase and sale transactions (e.g., real property taxes and assessments, and utility charges) will be, as of Closing, paid directly by the Leaseback Tenant under the Leaseback Lease to the applicable taxing authority, service provider, utility provider or other third party (and not as a reimbursement to Buyer as landlord for expenses incurred), so such items of expense will not be prorated as of the Closing, as the terms of the Leaseback Lease will address the Leaseback Tenant’s payment of such expense items.

EXECUTION VERSION

5.    Title; Leaseback Lease.

5.1.    Fee Simple Conveyance at Closing. Seller shall convey good, marketable and insurable fee simple title to the Land to Buyer free and clear of all liens and encumbrances, subject only to the Permitted Title Exceptions and any other matters of title to which Buyer shall expressly consent in writing pursuant hereto.

5.2.    Review of Title Commitment. Buyer shall have until the Inspection Date by which to examine title to the Property, to order through the Title Agent and obtain a title insurance commitment with respect to the Property (the “Title Commitment”) from the Title Insurer, and to give written notice to Seller of any objections which Buyer may have with respect to the Property.

a.    Failure of Buyer to Object. If Buyer fails to give any notice to Seller by such date, Buyer shall be deemed to have waived such right to object to any title exceptions or defects set forth in the Title Commitment as of the expiration of the Inspection Date.

b.    Buyer Provides Objections. If Seller receives timely notice of Buyer’s objection to any title exceptions or defects, Seller will have no obligation to take any action to cure such title exceptions or defects (other the Mandatory Cure Items, which Seller must cure and satisfy in accordance with Section 5.4); provided that Seller will have the right and option to elect, within seven (7) days of Seller’s receipt of such written notice from Buyer, to cure or satisfy by the Closing, any such objection by Buyer (and, if Seller fails to provide a response to Buyer’s objections within such seven (7) day period, Seller shall be deemed to have elected not to cure such exceptions or defects, other than Mandatory Cure Items).

i.    Seller Fails to Cure Objection. If Seller: (i) elects not to cure such objections; or (ii) elects to cure such objections (except that Seller must cure and satisfy the Mandatory Cure Items as required by Section 5.4) and such objection is not so timely and reasonably cured or satisfied or undertaken to be reasonably cured or satisfied by Seller, then Buyer shall, within seven (7) days thereafter, elect, by written notice given to Seller on or before such seventh (7th) day, either:

1.    Terminate: to terminate this Agreement, in which case the Deposit, less the Independent Consideration, shall be returned to Buyer by Escrow Agent, and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination, or

EXECUTION VERSION

2.    Waive: to waive its objections hereunder and proceed with the transaction pursuant to the remaining terms and conditions of this Agreement.

3.    Failure to Elect: If Buyer fails to give Seller notice of its election by such time, it shall be deemed to have elected to waive its objections as provided in subparagraph (2) above.

ii.    Seller Cures Objection. If Seller does so reasonably cure or satisfy, or undertake to reasonably cure or satisfy, such objection, then this Agreement shall continue in full force and effect.

iii.    Waiver. Buyer shall have the right at any time to waive any objections that it may have made and, thereby, to preserve this Agreement in full force and effect.

5.3.    Changes In Title. Buyer shall have the right to object to any change in title occurring after the effective date of the Title Commitment and prior to the Closing, and if Seller elects to cure such objection and Seller cannot cure or satisfy any such objection (or any objection which Seller has previously undertaken to cure or satisfy) by the Closing or if Seller does not agree to cure such objection, Buyer may exercise the option set forth in clause 5.2(b)(i)(1) or 5.2(b)(i)(2) above. The foregoing election is intended to be in addition to Buyer’s remedies for Seller’s default hereunder.

5.4.    Mandatory Cure Items. Seller shall pay and cause to be released all Mandatory Cure Items at or before the Closing.

5.5.    Time Periods. The Closing Date shall be automatically extended to allow all time periods in this Section 5 to run fully, provided that no extension shall cause the Closing Date to be later than the Outside Closing Date. As used herein, “Outside Closing Date” means Tuesday, December 31, 2024.

5.6.    Leaseback Lease. Buyer will, concurrently with Closing, lease the Property back to Leaseback Tenant by execution and delivery of the lease or occupancy agreement in a form to be agreed upon by Seller, Buyer, and Leaseback Tenant prior to the expiration of the Inspection Date. The Leaseback Lease shall contain the basic terms outlined in Exhibit H attached hereto, shall provide for initial annual fixed rent for the Property (in the aggregate) of $279,300.00, and the obligations of Leaseback Tenant under the Leaseback Lease shall be guaranteed by Seller (in its capacity as Guarantor, the “Guarantor”) pursuant to form of guaranty to be attached to the Leaseback Lease (the “Lease Guaranty”). In the event that, despite using good faith efforts to negotiate the form of the Leaseback Lease and Lease Guaranty, the parties are unable to agree upon a form of Leaseback Lease and Lease Guaranty prior to the expiration of the Inspection Date, either Seller (at the direction of the Leaseback Tenant) or Buyer may terminate this Agreement by providing written notice to the other parties to this Agreement on or prior to the expiration of the Inspection Date. Upon such termination, the Deposit shall be released to Buyer and this Agreement shall be null and void as provided in accordance with Section 7.3 of this Agreement.

EXECUTION VERSION

6.    Survey.

6.1.    Survey. Buyer may obtain a survey of the Property (the “Survey”).

6.2.    Buyer Objections. Any matters shown on the Survey and objected to by Buyer by the Inspection Date shall be additional title objections, as to which the obligations and rights of Buyer and Seller shall be the same as provided in Section 5 above.

7.    Buyer’s Inspection.

7.1.    Physical Inspection.

a.    Inspection Right. Buyer and its agents, employees, representatives and independent contractors may enter upon the Property for the purpose of making such surveys, soil tests, borings, percolation tests, inspections, examinations, and studies (collectively, “Inspections”) as are reasonably necessary to evaluate and study the Property as contemplated herein. Seller agrees that Buyer shall have until the Closing Date in which to conduct all such Inspections, but that Buyer’s right to terminate this Agreement based thereon shall be limited as provided in Section 7.3 and Section 7.4 below.

b.    Inspection Indemnity. Buyer shall: (a) be responsible for remedying any damage caused by Buyer in order to restore the Property to substantially the same condition as existed prior to such Inspections and (b) indemnify, defend and hold Seller harmless from any and all claims, liabilities, costs or expenses (“Claims”) arising out of such Inspections of and entries onto the Property, including personal injury and property damage to the extent caused by Buyer, its agents, employees and consultants.

c.    Carveout to Inspection Indemnity. Notwithstanding the foregoing, in no event shall Buyer be liable to or be obligated to indemnify Seller under Section 7.1(b) for (i) the mere discovery of pre-existing conditions at the Property or (ii) the negligence or willful misconduct of Seller or any agents, employees, consultants or contractors thereof.

7.2.    Document Inspection. Seller represents and warrants that it has delivered to Buyer true, correct, and complete copies of each of the documents or materials listed on EXHIBIT C attached hereto, but only to the extent that such documents are in Seller’s possession or reasonable control.

7.3.    Inspection Period.

a.    Inspection Date; Termination Right. Notwithstanding Buyer’s right of inspection contained in Section 7.1 above, Buyer shall have until the date that is 45 days after the Effective Date (the “Inspection Date”) to terminate this Agreement, by written notice to Seller, in its sole and absolute discretion. Buyer shall have the one time right to extend the Inspection Date by a period of up to 30 days by providing written notice to Seller prior to the expiration of the initial Inspection Date, provided that an extension of the Inspection Period shall not permit an extension of the Closing Date beyond the Outside Closing Date.

b.    Seller Cooperation. Seller agrees to cooperate reasonably with Buyer’s investigations.

c.    Exercise of Termination Right. If, on or before the Inspection Date, Buyer gives Seller written notice that Buyer has elected to terminate this Agreement pursuant to this Section 7.3, then this Agreement shall terminate with such termination to be effective as of the date such notice is given to Seller, in which event the Deposit, less the Independent Consideration, shall be returned to Buyer, and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination.

d.    Waiver of Termination Right. If Buyer fails to give Seller written notice, not later than the Inspection Date, that Buyer has elected to terminate this Agreement, then this Agreement shall remain in full force and effect in accordance with its terms and the parties shall proceed to Closing.

EXECUTION VERSION

7.4.    Conditions Precedent. In addition to other conditions in this Agreement, Buyer’s obligation to purchase the Property shall be contingent upon the following conditions precedent:

a.    Adverse Conditions. There shall be no material adverse change in the condition of or affecting the Property not caused by Buyer between the time of Buyer’s inspection of the Property prior to the Inspection Date and the Closing Date, including, but not limited to: (i) environmental contamination; and (ii) loss of access;

b.    Title Insurance. The willingness of Title Insurer to issue, on the Closing Date, upon the sole condition of the payment of an amount no greater than its regularly scheduled premium, its extended coverage ALTA form owner’s policy of title insurance, with such available endorsements as Buyer may elect to obtain, insuring in the amount of the Purchase Price that title to the Property is vested of record in Buyer on the Closing Date, subject only to the Permitted Title Exceptions (the “Title Policy”); and

c.    Representations and Warranties. Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date. For purposes herein, a representation shall be false if the factual matter that is the subject of the representation is false notwithstanding any lack of knowledge or notice to the party making the representation.

d.    Intentionally omitted.

e.    Compliance with Agreement. Seller must have materially performed all obligations and complied with all covenants required in this Agreement to be performed or complied with by it prior to or at Closing.

EXECUTION VERSION

f.    Tenant Vacancy Condition. The Tenant Vacancy Condition shall be satisfied.

g.    Financing contingency. Seller and Buyer shall have agreed upon the final form of Loan Documents pursuant to the terms set forth in Section 33 hereof and Leaseback Tenant shall make disbursement of the loan proceeds pursuant to the Loan Documents at Closing.

7.5.    Failure of Conditions Precedent. If any of the conditions precedent set forth in Section 7.4 is not satisfied or waived in writing by Buyer, Buyer may, but shall not be obligated to, elect, at its option, by notice to Seller, either to: (a) terminate this Agreement, in which event the Deposit shall be returned to Buyer, and the parties hereto shall have no further rights or obligations hereunder, except for those which expressly survive such termination; or (b) close without regard to the failure of such condition. The foregoing election is not intended to be in derogation of, but shall be in addition to, Buyer’s remedies for Seller’s default hereunder, and does not negate, modify, or amend the representations, warranties or post-closing covenants of Seller contained herein, which representations, warranties and post-closing covenants shall survive the Closing as herein provided.

8.    Representations and Warranties.

8.1.    Representations and Warranties. As of the date hereof and as of the Closing, Seller hereby represents and warrants to Buyer as follows:

a.    No Litigation. To Seller’s knowledge, there are not any pending or threatened disputes, violations, actions or proceedings by any person, entity, or governmental agency against Seller with respect to the Property or against the Property (or any portion thereof).

b.    Organization and Authority. Seller: (i) is a business corporation duly formed, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and qualified to do business in each State in which the Property is located; (ii) has obtained, or by Closing will have obtained, all requisite authorizations and consents to enter into this Agreement with Buyer and to consummate the transactions contemplated hereby; and (iii) certifies that the individuals executing this Agreement and the documents executed in furtherance of this Agreement have the full right and authority to bind Seller under the terms and conditions stated herein.

c.    Title. Seller has good, insurable, and marketable fee simple title to the Property, free and clear of all liens and encumbrances, other than the Permitted Title Exceptions and none of the Property will be subject to any prior conveyance or assignment to, or any superior possessory rights in, any third party.

d.    Undisclosed Agreements and Liabilities. Other than as expressly set forth in this Agreement or otherwise disclosed in writing to Buyer pursuant to this Agreement, there are no undisclosed liabilities or agreements affecting the Property or Seller, in its capacity as owner of the Property.

EXECUTION VERSION

e.    Taxes and Assessments.

i.    No Special Assessments: The Property is not subject to or affected by any special assessment for public improvements or otherwise, whether or not presently a lien upon the Property.

ii.    No Commitments: Seller has made no commitment to any person or entity relating to the Property which would impose an obligation upon Seller or its successors to make any contributions or dedications of money or land, or to construct, install or maintain any improvements as part of the Property or upon separate lands.

iii.    No Special Fees or Contributions: No governmental authority has imposed any requirement that Seller pay, directly or indirectly, or incur any expenses or obligations in connection with the development of the Property or any portion thereof, other than any nondiscriminatory real property taxes assessed against the Property.

iv.    Separately Assessed: The Property is separately assessed for real property tax assessment purposes.

v.    No Reassessment: Seller has received no notice of any contemplated or actual reassessment of the Property or any portion thereof for general real estate tax purposes.

vi.    Taxes and Assessments Paid: All due and payable taxes, assessments, water charges and sewer charges affecting the Property have been paid.

vii.    Tax Appeals. There is no ongoing appeal with respect to taxes or special assessments on the Real Property for any year, and any consultants engaged with respect to taxes or special assessments on the Property have been paid in full.

f.    No Rights to Purchase. No Person, other than Buyer, has any right, agreement, commitment, option, right of first refusal or any other agreement, whether oral or written, with respect to the purchase, assignment or transfer of all or any portion of the Property.

g.    Environmental Matters.

i.    No Hazardous Substances: Hazardous Substances have not been used, generated, transported, treated, stored, released, discharged, or disposed of in, onto, under or from the Property by Seller or, to Seller’s knowledge, by any predecessor-in-title or agent or contractor of Seller or by any other Person at any time.

ii.    No Violations: To Seller’s knowledge, the Property is not in violation of any Hazardous Substance Laws or any other Governmental Requirements.

EXECUTION VERSION

iii.    No Claims or Actions: Seller has received no written or oral notice or other communication of pending or threatened claims or investigations against Seller, the Property or any occupant of the Property related to alleged or actual violations of Hazardous Substance Laws.

iv.    No Notifications: No notification of release of a Hazardous Substance has been filed as to the Property, nor, to Seller’s knowledge, is the Property or any property in the immediate vicinity of the Property listed or formally proposed for listing on the National Priority List promulgated pursuant to CERCLA or on any other Federal or state list of Hazardous Substance sites requiring investigation or cleanup.

v.    No Storage Tanks: To Seller’s knowledge, there are no above ground or underground tanks, or any other underground storage facilities located on the Property.

h.    Subdivision. The Property constitutes a separately subdivided, legally distinct parcel of land and Seller has complied with all applicable laws affecting the Property which relate to such subdivision.

i.    No Condemnation. There is no pending or, to Seller’s knowledge, threatened condemnation or similar proceeding affecting all or any portion of the Property; To Seller’s knowledge, no such proceeding is contemplated.

j.    Covenants, Conditions, Restrictions or Easements. There is no default or breach by Seller nor, to Seller’s knowledge, any other party thereto, under any covenants, restrictions, rights of way or easements which may affect the Property which are to be performed or complied with by the owner of the Property, and no condition or circumstance exists which, with the giving of notice or the passage of time, or both, would constitute a default or breach by Seller nor, to the best of Seller’s knowledge, any other party thereto, under any such covenants, restrictions, rights-of-way or easements.

k.    No Bankruptcy. Neither Seller, nor its general partner[s] (if Seller is a partnership), is party to any proceedings in bankruptcy or similar proceedings under the Federal bankruptcy laws or under any state laws relating to the protection of debtors, or subject to any general assignment for the benefit of the creditors, and, to Seller’s knowledge, no such action has been threatened.

l.    Leases. There are no tenants of the Property, and no person or entity now has, or at the time of Closing will have, any possessory interest in the Property, under a lease or otherwise, except for (i) Seller (whose total interest in the Property will be transferred to Buyer at Closing); (ii) Leaseback Tenant (who will lease the entirety of the Property post-closing pursuant to the Leaseback Lease, and (iii) the subtenant under the HomeStarr Lease as a sublessee of Leaseback Tenant.

EXECUTION VERSION

m.    Non-Foreign Status; Withholding. Seller is not a “foreign person” as that term is defined in the Internal Revenue Code of 1986, as amended and the Regulations promulgated pursuant thereto. Seller’s sale of the Property is not subject to any Federal, state, or local withholding obligation of Buyer under the tax laws applicable to Seller or the Property.

n.    Restrictive Covenants: The Property is not part of a development that is subject to restrictive covenants or governed by a declarant or owner’s association.

o.    Service Contracts. No Service Contracts will be binding upon Buyer, or the Property at Closing and Seller (or Leaseback Tenant) will retain all obligations and liabilities under any Service Contracts as tenant under the Leaseback Lease.

p.    OFAC. Neither Seller nor, to Seller’s actual knowledge, any individual having a beneficial interest in Seller is a Person described by Section 1 of the Executive Order (No. 13224) Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49079 (September 25, 2001), and does not engage in any dealings or transactions, and is not otherwise associated with any such Persons.

q.    Banking Regulations. Seller represents and warrants that Seller has independently verified that the transaction contemplated by this Agreement complies with all regulations applicable to the Seller’s business, including without limitation any regulations applicable to the sale of the Property by Seller and subsequent leaseback of the Property by Leaseback Tenant (collectively, the “Sale-Leaseback Regulations”). Seller has obtained all required regulatory approvals as may be necessary or appropriate in connection with the transaction contemplated by this Agreement, and Seller is entering the transaction contemplated by this Agreement solely relying on, and after full review of, their own due diligence and not on the basis of any statement made by Buyer or Buyer Indemnitees (defined below). Neither Buyer nor any Buyer Indemnitees has made any representation or warranty to Seller as it relates to the Sale-Leaseback Regulations or the compliance of this transaction with any of the Sale-Leaseback Regulations. To the fullest extent permitted by applicable law, Seller shall indemnify and hold harmless Buyer and the Buyer Indemnitees from and against any and all claims, losses, damages, expenses and other liabilities arising with respect to the Sale-Leaseback Regulations (collectively referred to as “Regulatory Claims” and individually as a “Regulatory Claim”), including, as incurred, attorneys’ fees, that any of the Buyer Indemnitees may incur that arise out of or in connection with the Seller’s breach of any representation, warranty or other obligation in this Section 8.1.q. of this Agreement. The Buyer Indemnitees shall promptly notify Seller of any Regulatory Claim filed against Buyer or any Buyer Indemnitees, and Seller shall defend the Buyer Indemnitees, at the request of any one or more of the Buyer Indemnitees, with counsel reasonably satisfactory to the Buyer Indemnitees making the request. The indemnity in this Section 8.1.q shall survive Closing and any termination of this Agreement.

r.    Warranties. True and correct copies of all of the existing warranties or guaranties issued in connection with the development, construction, operation, maintenance or repair of the Property, and all amendments and modifications thereto which remain in effect as of the date hereof (collectively, “Warranties”) have been delivered to Buyer. The Warranties are in full force and effect and shall be duly assigned to Buyer at Closing at Seller’s sole expense, to the extent that such Warranties are assignable to Buyer.

EXECUTION VERSION

8.2.    Survival. The foregoing representations are true, correct and complete, and the foregoing warranties are in full force and effect and binding on Seller, as of the date hereof, and shall be true and correct and in full force and effect, as the case may be, and deemed to have been reaffirmed and restated by Seller as of the date and time of the Closing, shall survive the Closing for a period of one year (which one-year period shall be tolled with respect to any alleged breach or failure of any representation or warranty of which Seller receives notice prior to the expiration of such one-year period) and shall not be deemed merged into any instrument of conveyance delivered at the Closing, and shall inure to the benefit of and be enforceable by Buyer, its successors and assigns.

9.    Closing.

9.1.    Time and Place. Provided that all of the conditions set forth in this Agreement are fully satisfied or performed, the Closing shall be conducted by escrow through Escrow Agent, commencing at 10:00 a.m. Eastern Time, on the date that is mutually acceptable to Buyer and Seller but in no event later than the earlier of (i) the date that is 30 days after the expiration of the Inspection Date, or (ii) the Outside Closing Date (the “Closing Date”), unless the Closing Date is postponed pursuant to the express terms of this Agreement or as otherwise agreed by Seller and Buyer in writing. Seller and Buyer may agree in writing to conduct the Closing on an earlier date. Notwithstanding anything in this Agreement to the contrary, Buyer shall have the one time right to extend the Closing Date by a period of up to thirty (30) days by providing written notice to Seller prior to the then scheduled Closing Date provided that in no case shall the Closing Date occur after the Outside Closing Date, time being of the essence.

9.2.    Closing Deliverables.

9.2.1          Deliveries by Seller. As a condition precedent to Buyer’s delivery to Seller of the Purchase Price, Seller shall deliver the following documents to Escrow Agent on the Business Day preceding the Closing Date (all of which shall be duly executed by Seller and witnessed and notarized where required, and which Buyer agrees to execute where required):

a.    Deed(s): a special warranty deed (or the local equivalent thereof) with respect to the Property, containing a limited warranty of title in form reasonably acceptable to Buyer, conveying to Buyer all of Seller’s right, title and interest in and to the Property, subject only to the Permitted Title Exceptions (except that Permitted Exception #2 on Exhibit B shall not be included in the Deed) and such other matters as are permitted by Section 5 hereof;

b.    General Assignment. The General Assignment;

EXECUTION VERSION

c.    Non-Foreign Certificate: A Certificate and Affidavit of Non-Foreign Status, in the form attached as EXHIBIT F hereto and by this reference made a part hereof;

d.    Leaseback Lease and Lease Guaranty. The Leaseback Lease signed by Leaseback Tenant and the Lease Guaranty signed by Guarantor.

e.    Affidavit of Title: An affidavit of title in the form required by the Title Insurer in order to issue its extended coverage owner’s policy of title insurance without exception for mechanic’s, materialmen’s or other statutory liens, for unrecorded easements or for other rights of parties in possession, and subject only to the Permitted Exceptions;

f.    Authority: Such evidence as Title Insurer shall reasonably require as to the authority of the parties acting on behalf of Seller to enter into this Agreement and to discharge the obligations of Seller pursuant hereto;

g.    Reaffirmation of Representations and Warranties: A certificate of Seller, dated as of the Closing Date, reaffirming that all representations and warranties of Seller under this Agreement are true, correct and complete as of the Closing Date and that there has occurred no default or breach, nor any event which, with the giving of notice or the passage of time, or both, would constitute a default or breach by Seller under this Agreement;

h.    Closing Statement: A Closing settlement statement;

i.    Warranties. The Warranties, including all related manuals and any consents necessary in order for the Warranties to be duly assigned to Buyer as of the Closing; and

j.    Other Transfer Tax Documents: Such other property transfer tax returns, affidavits, declarations, or forms, if any, sufficient to comply with Governmental Requirements of the jurisdiction in which the Property is located;

k.    Subtenant Estoppel: An estoppel from the subtenant under the Homestarr Lease; and

l.    Further Documentation: Such further instructions, documents and information as Buyer or Title Insurer may reasonably request as necessary to consummate the purchase and sale contemplated by this Agreement, including any payoff letter or release from Seller’s existing lender required for the Title Insurer to issue the Title Policy without exception for monetary liens as required by Section 5 and Section 7.4(b) above.

9.2.2          Deliveries by Buyer. Not later than the Closing Date, Buyer shall deposit with the Escrow Agent, in good funds immediately available, the Purchase Price less the Deposit, and subject to any prorations and credits required by this Agreement.

EXECUTION VERSION

9.3.    Costs. At the Closing:

a.    Transfer Taxes: Seller and Buyer shall each contribute to the cost of all realty transfer taxes, sales taxes, and realty transfer fees incident to the conveyance of title to the Property to Buyer, if applicable, as well as any taxes in connection with the Lease, it being understood that Buyer’s obligation for realty transfer tax shall be limited to the lesser of (i) 25% of all transfer tax due on account of the transfer of title to the Property to Buyer, or ($15,000), Seller shall be responsible to pay any such transfer taxes payable that exceed the maximum liability of the Buyer therefor as outlined in the preceding sentence;

b.    Recording Costs: Seller shall pay the cost of recording the Deed and other documents associated with the Closing or the Loan Documents (as hereinafter defined);

c.    Title Insurance Costs: Seller shall pay the cost of the title/search exam fees to prepare the Title Commitment, the basic and extended owner’s coverage under the Title Policy issued by the Title Insurer, and the costs of any endorsements to such Title Policy;

d.    Financing Costs: Seller shall pay any mortgage recording or intangibles tax and all other taxes, costs, fees or expenses relating to Buyer’s financing of the Property;

e.    Diligence Reports: Seller shall pay the costs of the Survey, any insurance consultant review or reports, any zoning reports, any property condition reports, any Phase I environmental assessments and any Phase II environmental assessments (if required), any seismic reports or studies, and any appraisal reports obtained by Buyer or obtained by Seller on behalf of Buyer with respect to the Property (it being agreed that Buyer may order any or all of such reports directly from the applicable vendors selected by Buyer). In the event that Closing does not occur, then Seller shall remain responsible for such costs as well as the costs set forth in Sections 9.3(c), 9.3(d) and 9.3(f), respectively, to the extent incurred;

f.    Escrow/Closing Fees: Any escrow/closing fees charged by the Title Insurer or the Escrow Agent shall be split evenly by Buyer and Seller; and

g.    Lease Costs: Any costs due by Seller at Closing as the Leaseback Tenant under the Leaseback Lease.

h.    Other Costs: Except as otherwise set forth in this Agreement, Seller and Buyer shall pay their own respective costs incurred with respect to the consummation of the purchase and sale of the Property as contemplated herein, including, without limitation, attorneys’ fees.

9.4         As-Is Sale. So long as Buyer has not timely terminated this Agreement as permitted in Section 7.3 above, subject only to the representations and warranties as described in this Agreement and the closing documents set forth in Section 9.2.1, Buyer shall purchase the Property “AS IS”, “WHERE IS”, “WITH ALL FAULTS,” and not because of or in reliance on any representation, oral or written, made by Seller or any real estate agent of Seller or anyone acting or purporting to act on Seller’s behalf, except those expressly set forth in writing in this Agreement. Seller shall maintain and repair the Property in as good condition as it is as of the date of this Agreement, except for ordinary wear and tear, until the Closing Date.

EXECUTION VERSION

BUYER HEREBY ACKNOWLEDGES AND AGREES, WHICH AGREEMENT SHALL SURVIVE THE CLOSING HEREUNDER, THAT SELLER HAS AFFORDED BUYER FULL AND COMPLETE OPPORTUNITY TO MAKE ITS OWN INVESTIGATION OF THE PROPERTY AND OF ALL FINANCIAL AND OTHER MATTERS PERTAINING THERETO, AND THAT EXCEPT FOR THE WRITTEN REPRESENTATIONS, WARRANTIES, AND COVENANTS OF THE SELLER CONTAINED HEREIN OR IN THE CLOSING DOCUMENTS SET FORTH IN SECTION 9.2.1, BUYER IS ACQUIRING THE PROPERTY IN “AS IS” CONDITION, BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, NOR IS BUYER RELYING ON, ANY WARRANTIES OTHER THAN THOSE WHICH ARE SET FORTH HEREIN, INCLUDING ANY IMPLIED WARRANTY OF HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR OF THE EXISTENCE OR NON-EXISTENCE OF PATENT OR LATENT DEFECTS.

10.    Default and Remedies.

10.1.    Seller’s Default. IF THE SALE OF THE PROPERTY IS NOT CONSUMMATED DUE TO SELLER’S DEFAULT UNDER THIS AGREEMENT, THEN BUYER MAY ELECT, AS BUYER’S SOLE AND EXCLUSIVE REMEDIES, EITHER TO:

a.    Terminate: TERMINATE THIS AGREEMENT, IN WHICH CASE ESCROW AGENT SHALL RETURN THE DEPOSIT TO BUYER, BUYER SHALL RECOVER FROM SELLER AN AMOUNT OF MONEY EQUAL TO THE ACTUAL OUT-OF-POCKET EXPENSES ACTUALLY INCURRED BY BUYER IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT (COLLECTIVELY, THE “PURSUIT COSTS”), AND, AFTER RECEIPT BY BUYER OF THE DEPOSIT AND REIMBURSEMENT FROM SELLER FOR THE PURSUIT COSTS, NEITHER PARTY HERETO SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER EXCEPT THOSE OBLIGATIONS WHICH EXPRESSLY SURVIVE TERMINATION; OR

b.    Specific Performance: ENFORCE SPECIFIC PERFORMANCE OF THIS AGREEMENT; OR

c.    Intentional Acts of Seller. IF SELLER SELLS OR OTHERWISE TRANSFERS TITLE TO THE PROPERTY TO A BONA FIDE BUYER OR OTHER TRANSFEREE WITHOUT KNOWLEDGE OF THIS AGREEMENT, OR OTHERWISE INTENTIONALLY TAKES ANY ACTION WHICH MAKES IT IMPOSSIBLE FOR BUYER TO PURSUE SPECIFIC PERFORMANCE, ANY SUCH ACTION WILL CONSTITUTE A WILLFUL AND INTENTIONAL BREACH OF THIS AGREEMENT AND BUYER WILL, ACCORDINGLY, ONLY IN THAT CIRCUMSTANCE BE ENTITLED TO PURSUE ALL REMEDIES AVAILABLE TO BUYER AT LAW OR IN EQUITY.

EXECUTION VERSION

d.    Pursuit Costs. IF BUYER BECOMES ENTITLED TO REIMBURSEMENT OF PURSUIT COSTS, BUYER WILL DELIVER WRITTEN NOTICE TO SELLER, WHICH NOTICE SHALL SPECIFY THE AMOUNT OF PURSUIT COSTS DUE AND ENCLOSE REASONABLE SUPPORTING DOCUMENTATION FOR EACH COMPONENT OF THE AMOUNT CLAIMED TO BE DUE. PAYMENT WILL BE DUE FROM SELLER WITHIN THIRTY (30) DAYS AFTER RECEIPT OF ANY SUCH WRITTEN NOTICE FROM BUYER.

e.    No Other Remedies. BUYER SHALL NOT HAVE ANY OTHER RIGHTS OR REMEDIES HEREUNDER AS A RESULT OF ANY DEFAULT BY SELLER PRIOR TO CLOSING, AND BUYER HEREBY WAIVES ANY OTHER SUCH REMEDY AS A RESULT OF A DEFAULT HEREUNDER BY SELLER. NOTHING IN THIS SECTION 10.1 IS INTENDED TO LIMIT SELLER’S INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT.

10.2.    Buyer Default. IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY BUYER HEREUNDER, THEN SELLER SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES.

10.3.    Determination of Seller Damages. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO BUYER’S DEFAULT PRIOR TO CLOSING, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE.

10.4.    Agreement of Parties. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT.

10.5.    Confirmation. EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING IS NOT INTENDED TO LIMIT BUYER’S OBLIGATIONS UNDER SECTION 7.1.b. AND SECTION 15 OF THIS AGREEMENT.

10.6.    Seller’s Misrepresentation or Breach of Warranty. In the event that Buyer first discovers after the Closing that any representation, warranty or covenant contained herein was untrue or breached, as the case may be, as of the Closing Date, or if Buyer chooses to enforce any surviving indemnification set forth herein, Buyer shall be entitled to all remedies provided for herein or otherwise available to Buyer at law or in equity.

EXECUTION VERSION

10.7.    Notice and Cure for Buyer. Buyer shall not be in default under this Agreement unless and until Seller has first given to Buyer written notice of the alleged default, specifying the alleged default in reasonable detail, and 5 Business Days elapse without appropriate curative action by Buyer; provided that no such notice is required for a failure by Buyer to tender performance at Closing.

10.8.    Notice and Cure for Seller. Seller shall not be in default under this Agreement unless and until Buyer has first given to Seller written notice of the alleged default, specifying the alleged default in reasonable detail, and 5 Business Days elapse without appropriate curative action by Seller; provided that no such notice is required for a failure by Seller to tender performance at Closing.

11.    Maintenance of Improvements and Operation of Property.

a.    Insurance. Seller agrees to keep in effect until the Closing all insurance coverage which is in effect on the Effective Date.

b.    Maintenance. Seller shall maintain all Improvements in the condition existing on the Effective Date (ordinary wear and tear, casualty and condemnation excepted).

c.    Operation. Seller shall operate and manage the Property in a manner consistent with Seller’s practices in effect prior to the Effective Date.

d.    Tenant Vacancy Condition. Seller covenants and agrees to cause the Tenant Vacancy Condition to be satisfied by the Closing Date and will be responsible for all fees and costs in order to effectuate same. Seller will keep the Buyer reasonably apprised of the status of the Tenant Vacancy Condition upon Buyer’s request.

e.    Service Contracts. Seller will not, so long as this Agreement remains in effect, enter into any Service Contracts of any nature which will be binding on Buyer or the Property from and after Closing.

f.    No New Encumbrances. From and after the Effective Date until the date and time of the Closing, Seller shall not convey any portion of the Property or any rights therein, or enter into any conveyance, security document, easement or other agreement, or amend any existing agreement, granting to any Person (other than Buyer) any rights with respect to the Property or any part thereof or any interest whatsoever therein, without Buyer’s prior written consent.

EXECUTION VERSION

12.    Casualty/Condemnation.

12.1.    Minor Loss. Subject to the terms and conditions of this Agreement, Buyer shall be bound to purchase the Property for the Purchase Price, without regard to the effect of any damage to the Property or condemnation of any portion of the Property, provided that in the case of a casualty, the casualty is not a Material Casualty, or in the case of a condemnation or threatened condemnation, the condemnation or threatened condemnation is not a Material Condemnation.

12.2.    Material Casualty/Condemnation. In the event of a Material Casualty or a Material Condemnation, Buyer may, at its option to be exercised within fifteen (15) Business Days after receipt of notice of the occurrence of the damage or the actual or threatened commencement of condemnation proceedings, either terminate this Agreement or consummate the purchase for the full Purchase Price as required by the terms hereof.

a.    Buyer Elects to Terminate. If Buyer elects to terminate this Agreement by delivering written notice thereof to Seller, then this Agreement shall terminate, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder, except for those which expressly survive any such termination.

b.    Buyer Does Not Elect to Terminate. If Buyer elects to proceed with the purchase or fails to give Seller notice within such fifteen (15) Business Day period that Buyer elects to terminate this Agreement, then this Agreement shall remain in full force and effect.

12.3.    Awards and Proceeds.

a.    Credit. Upon the Closing, if Buyer is not entitled to or elects not to terminate this Agreement pursuant to Section 12.1 and Section 12.2 above, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or condemnation, plus the amount of any insurance deductible, less any reasonable sums expended by Seller toward the collection of such proceeds or awards or to restoration or repair of the Property (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed).

b.    Assignment. If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for any reasonable sums expended to collect such proceeds or awards or to repair or restore the Property.

13.    Assignment.

13.1.    Assignment by Buyer. Buyer may freely assign this Agreement provided that Buyer provides prior notice of such intended assignment to Seller and a copy of the assignment instrument within five (5) days after such assignment.

EXECUTION VERSION

13.2.    Assignment by Seller. From and after the Effective Date, Seller shall not, without the prior written consent of Buyer, which consent Buyer may withhold in its sole discretion, assign, transfer, convey, hypothecate, or otherwise dispose of all or any part of its right, title, and interest in the Property.

14.    Buyer’s Representation and Warranty. Buyer does hereby represent and warrant to Seller that (a) it is duly organized, validly existing and in good standing under the laws of the State of its formation; (b) it has all requisite authorizations to enter into this Agreement with Seller and to consummate the transactions contemplated hereby; and (c) the parties executing this Agreement on behalf of Buyer are duly authorized to so do.

15.    Broker and Broker’s Commission. Buyer and Seller each warrant and represent to the other that such party has not and will not employ a real estate broker or agent in connection with the transaction contemplated hereby. Each party agrees to indemnify and hold the other harmless from any loss or cost, including reasonable attorney’s fees actually incurred, suffered, or incurred by it as a result of the other’s representation herein being untrue. The foregoing indemnities will survive Closing.

16.    Notices.

16.1.    Form of Notice. Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by (a) hand, (b) nationally recognized overnight express delivery service, or (c) by e-mail of a letter in “pdf” format to the addresses set out below:

SELLER:

Quaint Oak Bank

501 Knowles Ave.

Southampton, Pennsylvania 18966

Attn: William R. Gonzalez

Email: wgonzalez@quaintoak.com

With a copy to:

Obermayer Rebmann Maxwell & Hippel LLP

1500 Market Street, Suite 3400

Philadelphia, Pennsylvania 19102-2101

Attn: W. Patrick Scott, Esq.

Email: patrick.scott@obermayer.com

EXECUTION VERSION

BUYER:

MountainSeed Real Estate Services, LLC

2100 Powers Ferry Road, Suite 410

Atlanta, Georgia 30339

Attn: Dan Wharton, General Counsel

Email: dwharton@mountainseed.com

With a copy to:

Seyfarth Shaw LLP

Seaport East – Two Seaport Lane, Suite 1200

Boston, Massachusetts 02210-2028

Attn: Kevin A. Woolf

Email: kwoolf@seyfarth.com

ESCROW AGENT:

Fidelity National Title Group

3301 Windy Ridge Parkway

Suite 300

Atlanta, Georgia 30339

Attn: Chris Valentine

Email: chris.valentine@fntg.com

16.2.    Effective Date of Notice. Any notice shall be given: (a) on the date of delivery, if delivered by hand; (b) on the date placed in the possession of an overnight express delivery service; or (c) on the date of transmission, if sent by email in portable document format; provided, that any time period allowed by this Agreement for a response to any notice so given, will not commence until receipt of the notice given.

16.3.    Deemed Receipt. Refusal to accept delivery or inability to make delivery because of a change of address as to which no timely prior notice was given will conclusively constitute receipt of the notice given.

16.4.    Change of Address. Either Seller or Buyer may change its address for notice to another address in the continental United States by giving written notice to the other not less than ten (10) calendar days prior to the effective date of the change of address.

17.    Governing Law. This Agreement shall be construed and interpreted under the laws of the State in which the Land is located.

18.    Construction. The parties agree that this Agreement is the result of negotiation by the parties, each of whom was represented by counsel, and thus, this Agreement shall not be construed against the maker thereof.

EXECUTION VERSION

19.    No Waiver. Neither the failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof.

20.    Entire Agreement. This Agreement and the documents incorporated herein by reference contain the entire agreement of the parties hereto with respect to the Property, and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein or incorporated herein by reference shall be of any force or effect.

21.    Binding Effect. Subject to Section 13, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns. In entering this Agreement and the transactions contemplated by this Agreement (including without limitation, entering the Leaseback Lease), Seller is relying upon the advice of its own legal, tax, appraisal, valuation, and accounting professionals and acknowledges and agrees that none of Buyer, Buyer’s assignee pursuant to Section 13.1, any affiliate of Buyer or such assignee, or the legal counsel of any such Person (collectively, the “Buyer/Assignee Parties”), has provided Seller with any accounting, tax, appraisal, valuation, or legal advice in connection with this Agreement or the transactions contemplated by this Agreement (including without limitation, entering the Leaseback Lease). While Buyer may have provided illustrative models to Seller, none of the Buyer/Assignee Parties have provided advice to Seller regarding the advisability of entering into the Agreement (or the Leaseback Lease). The Buyer/Assignee Parties have encouraged Seller to engage its own accounting, tax, appraisal, valuation, and legal professionals in connection with this Agreement and the transactions contemplated by this Agreement (including without limitation, entering the Leaseback Lease), and Seller has engaged such professionals as Seller has deemed appropriate for this transaction in Seller’s reasonable business judgment. In no event shall Seller be entitled to rely upon accounting, tax or legal advice from any of the Buyer/Assignee Parties.

22.    Amendments. No amendment to this Agreement shall be binding on any of the parties hereto unless such amendment is in writing and is executed by the party against whom enforcement of such amendment is sought.

23.    Possession. Possession of the Property shall be granted by Seller to Buyer no later than the Closing Date, subject to the Permitted Title Exceptions.

24.    Date For Performance. If the time period or date by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a non-Business Day, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day.

EXECUTION VERSION

25.    Recording. Seller and Buyer agree that they will not record this Agreement. Seller and Buyer agree, upon request of Buyer, to execute and record a memorandum of this Agreement within 3 days after Buyer’s request therefor, on a form reasonably acceptable to the parties.

26.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute but one and the same instrument. Electronic or facsimile signatures shall have the same force and effect as original signatures.

27.    Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall for any reason and to any extent be held to be invalid or unenforceable, then such term or provision shall be ignored, and to the maximum extent possible, this Agreement shall continue in full force and effect, but without giving effect to such term or provision.

28.    Time of Essence. Time is of the essence of this Agreement.

29.    Tax Free Exchange

Notwithstanding any terms to the contrary in the Agreement, either party shall have the right to transfer the Property in a manner qualifying the sale as part of a tax deferred exchange pursuant to the provisions of Section 1031 of the Internal revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (hereinafter referred to as an “Exchange”). In the event that a party enters into an Exchange, (i) the other party shall consent to the assignment of the proceeds of this Agreement to a qualified “intermediary”; (ii) Buyer shall pay the Purchase Price to the intermediary; and (iii) the other party shall cooperate with respect to the Exchange, including the execution and delivery of any documents necessary to qualify the sale of the Property for the like-kind exchange treatment under the Code and the Treasury Regulations promulgated thereunder. The foregoing agreements are made on condition that (i) the cooperating party incurs no additional cost or expense in connection with the Exchange; (ii) the Exchange shall in no way affect the rights of the cooperating party under any other paragraph of the Agreement; and (iii) the cooperating party shall not be required to acquire title to any other real estate property in connection with the Exchange.

30.    Intentionally Omitted.

31.    Exclusivity. So long as this Agreement remains in effect, Seller shall not, directly or indirectly, list the Property with any broker or otherwise solicit or make or accept any offers to sell the Property, engage in any discussions or negotiations with any third party with respect to the sale or other disposition of the Property, enter into any contracts or agreements (whether binding or not) regarding any disposition of the Property or take any action to encourage or facilitate any of the foregoing or the making of any proposals or inquiries that may reasonably be expected to lead to any of the foregoing.

EXECUTION VERSION

32.    Survival. No representations, warranties, covenants or agreements of Seller or Buyer contained herein shall survive the Closing or the earlier termination of this Agreement, except as expressly provided in this Agreement. The representations, warranties, covenants and/or agreements of Seller and Buyer, as applicable, contained in this Agreement shall survive the Closing for a period of twelve (12) months unless a more limited period of survival is established therefor.

33.    Loan Documents.

33.1.    On or prior to the Inspection Date, Leaseback Tenant, as Lender, and Buyer, as Borrower, shall use good faith efforts to agree upon the forms of the loan documents (the “Loan Documents”) pursuant to which Leaseback Tenant shall provide to Buyer financing for Buyer’s acquisition of the Property all on terms reasonably acceptable to Leaseback Tenant and Buyer (hereinafter, the “Loan”), but in any event the Loan Documents shall contain the following terms: (i) a rate to be set as of the closing date at the then-prevailing Wall Street Journal Prime Rate (WSJP), minus 1.00% with the rate to be fixed for the first five years, then adjusted every five-year anniversary at the prevailing WSJP minus 1.00%, with a floor rate of 6.375% and a rate cap of 10.50%,; (ii) a twenty (20) year amortization period with a balloon payment due upon the maturity of the loan’s fifteen (15) year term; and (iii) a loan to value ratio of eighty percent (80%) based on the value for the Property set forth in the appraisal obtained by Leaseback Tenant, at Seller’s cost, for the Property.

33.2.    Intentionally omitted.

33.3.    Any provision of financing by Leaseback Tenant hereunder is subject to satisfaction of all of Leaseback Tenant’s standard underwriting, “know your customer”, and other loan closing requirements. The inclusion of this Section 33 shall not be deemed to constitute a commitment to lend on the part of Leaseback Tenant.

33.4.    In the event that, despite using good faith efforts to negotiate the form of the Loan Documents, the parties are unable to agree upon a form of the Loan Documents prior to the expiration of the Inspection Date, Buyer may elect by written notice delivered to Seller on or prior to the date that is five (5) Business Days prior to the expiration of the Inspection Date to extend the Inspection Date (solely with respect to negotiation of the Loan Documents) for a period of up to thirty (30) days during which the parties shall use their good faith efforts to resolve the forms of the Loan Documents. In the event that the parties are unable to agree upon the form of the Loan Documents prior to the expiration of the Inspection Date (as may be extended by the immediately preceding sentence), then Buyer may terminate this Agreement in its entirety by providing written notice to Seller on the Inspection Date, in which event the Deposit, less the Independent Consideration, shall be returned to Buyer, and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination. In the event that the parties are able to finalize the Loan Documents, this Agreement shall be amended to confirm the final forms of the Loan Documents and include the Loan Documents as deliveries by the parties at Closing.

EXECUTION VERSION

33.5.    Notwithstanding anything to the contrary in this Agreement, in no event is Buyer required to accept any financing from Leaseback Tenant; provided, however, that if (a) neither party terminates this Agreement prior to the expiration of the Inspection Date and (b) Buyer subsequently elects not to take the Loan from Leaseback Tenant, then (c) Buyer cannot terminate this Agreement based on an alleged failure of the condition precedent set forth in Section 7.4(g).

[END OF AGREEMENT – SIGNATURES APPEAR ON FOLLOWING PAGE]

EXECUTION VERSION

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and sealed by its authorized signatory.

SELLER:

QUAINT OAK BANCORP, INC., a Pennsylvania Corporation

By:	/s/ Robert T. Strong
Name: Robert T. Strong Title: President & CEO

LEASEBACK TENANT:

QUANT OAK BANK,
a Pennsylvania-chartered financial institution

By:	/s/ William R. Gonzalez
Name: William R. Gonzalez
Title: President & COO

BUYER:

MOUNTAINSEED REAL ESTATE SERVICES, LLC, a Georgia limited liability company

By:	/s/ Nathan Brown
Name: Nathan Brown Title: President

[Signature Page 1 of 1 to Purchase and Sale Agreement]

S-1